Exhibit 99.6

FOR IMMEDIATE RELEASE

CONTACT
Gregory Hughes
Chief Financial Officer & Chief Operating Officer
-or-
Heidi Gillette
Investor Relations
(212) 594-2700

SL GREEN REALTY CORP. ANNOUNCES
ACQUISITION OF 333 WEST 34TH STREET

New York, NY, April 24, 2007 - SL Green Realty Corp. (NYSE: SLG) today announced that it has entered into an agreement to acquire the fee interest in 333 West 34th Street for $183.0 million, or approximately $530 per square foot from Citigroup Global Markets, Inc. (“Citigroup”).

333 West 34th Street, located on 34th Street between Eighth and Ninth Avenues in the Penn Station submarket and recently rezoned Hudson Yards district, is 100% occupied by Citigroup, a AA credit rated company. The property, built in 1954, is a 10-story office building with floor plates ranging in size from 38,000 square feet to 27,000 square feet.  The property comprises 345,400 square feet and features approximately 125 feet of retail frontage on West 34th Street.  The property is located one block from the future location of Penn Station.

At closing, Citigroup, one of SL Green’s largest tenants in its portfolio, will enter into a full building triple net lease through 2009.

Andrew Mathias, President and Chief Investment Officer of SL Green, stated, “333 West 34th Street is a unique opportunity to acquire an institutional quality property with an above standard infrastructure.  When Citigroup vacates the property in 2009, we will bring to market a large block of space to capture Midtown Manhattan’s rising rents.  We have had great success in attracting large users at our Grand Central Square and 625 Madison Avenue redevelopment projects.  We believe that through a similar repositioning and marketing strategy we will attract a corporate tenant seeking a corporate headquarter style space in a supply-constrained market.  The acquisition of 333 West 34th Street, located within two blocks of the existing Penn Station, continues our strategy of acquiring core properties in close proximity to New York’s major transportation hubs.”

Citigroup Realty Services and Citigroup Capital Markets and Banking advised the seller and Cushman and Wakefield represented the seller as broker in the transaction.

About SL Green Realty Corp.

SL Green Realty Corp. is a self-administered and self-managed real estate investment trust, or REIT, that predominantly acquires, owns, repositions and manages Manhattan office properties. The Company is the only publicly held REIT that specializes in this niche.  As of March 31, 2007, the Company owned 32 New York City office properties totaling approximately 23.5 million square feet, making it New York’s largest office landlord. In addition, SL Green holds investment interests in Manhattan retail properties totaling approximately 300,000 square feet at eight properties, along with ownership of 28 suburban assets totaling 4.7 million square feet in Westchester County, Connecticut and New Jersey.

To be added to the Company’s distribution list or to obtain the latest news releases and other Company information, please visit our website at www.slgreen.com or contact Investor Relations at 212-216-1601..